PRESS RELEASE

Available for Immediate Release

Contacts:  Thomas T. Hawker, President / Chief Executive Officer: (209) 725-2276
Web site www.ccow.com / Media Contact: Danielle LeBouef (559) 438-2040

County Bank Announces New Board Member

Jerry Callister, Chairman of the Board of Directors, is pleased to announce the appointment of Donald T. Briggs Jr. to the County Bank Board. Don recently retired from the San Francisco office of KPMG, LLP after 35 years. KPMG is a professional firm providing audit, tax and advisory services. He and his wife Kathy have lived in the Bay Area since 1974 and have 5 grown children.

Don has an extensive professional background spanning over thirty-five years in the financial and technological fields with expertise in valuations, due diligence and traditional audit services for public and privately held companies. He received his Bachelor and Masters degrees in Accounting from the University of Albany.

Along with his professional experience, Don has also been active in community service. He was a founding member of the local chapters of the Association for Corporate Growth, Turnaround Management Association and Bay Area Business Development Company. Don has also served on committees for the Men’s and Women’s World Cup Soccer events in the Bay area and the San Francisco 2012 Olympic Bid committee.

"We are pleased to welcome Don as a part of the County Bank Board.” stated Tom Hawker, CEO. "We believe that his years of living and working in the San Francisco Bay Area offer the bank a new perspective on the needs of the businesses and individuals in this exciting market and allows us to strategically grow our footprint in the Bay Area," continued Hawker."

About Capital Corp of the West
Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 29 years of service as “Central California’s Community Bank.” Currently, County Bank has 23 retail, as well as 8 corporate lending centers and mortgage lending offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, San Joaquin, San Francisco, Santa Clara, Stanislaus and Tuolumne.  As of the latest FDIC data, County Bank has 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the company’s financial performance, contact Tom Hawker, president & chief executive officer at (209) 725-2276.